Exhibit 5.1

July 12, 2001

Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Re:	Ceridian Corporation Registration Statement on Form S-8

Dear Sir or Madam:

In my capacity as Vice President, Associate General Counsel and Deputy Secretary to Ceridian Corporation, a Delaware corporation (the “Company”), I am acting as counsel in connection with the registration by the Company of 725,495 shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”), of the Company issuable under the Ceridian Corporation 2001 Savings-Related Share Option Plan, the Ceridian Corporation UK Compensation Share Option Plan, and the Ceridian Corporation Amended Savings-Related Share Option Plan (collectively, the “Plans”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 12, 2001 (the “Registration Statement”).

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion that:

1.   The Shares have been duly authorized and, when issued, delivered and paid for in accordance with terms of the Plans, will be validly issued, fully paid and non-assessable; and

2.   The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement on Form S-8.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,
/s/ William E. McDonald

William E. McDonald
Vice President, Associate General Counsel and Deputy Secretary